Unitrin To Sell Reserve National

CHICAGO - (Business Wire)-February 22, 2010 - Unitrin, Inc. (NYSE: UTR - News) today announced that it has reached an agreement in principle to sell its health insurance subsidiary, Reserve National Insurance Company, to Physicians Mutual(R). The transaction is subject to negotiation and execution of a definitive purchase agreement, completion of due diligence and regulatory approval. The transaction is expected to be completed in the second quarter of 2010. Terms of the transaction were not announced.

Reserve National, based in Oklahoma City, specializes in the sale of accident and health insurance products and Medicare Supplement insurance. Reserve National recorded earned premiums of $127 million and net income of $3.1 million in 2009. Unitrin expects to record a gain upon completion of the transaction.

Founded in 1902, Physicians Mutual is headquartered in Omaha, Nebraska. Physicians Mutual and Physicians Life, a member of the Physicians Mutual family, offer individual health, life and retirement insurance products.

Don Southwell, Unitrin's Chairman, President and Chief Executive Officer commented, "We believe that Reserve National is a very good fit with Physicians Mutual. While Reserve National has performed well since we purchased it in 1998, we do not have the scale in health insurance to compete effectively in the years ahead."

This release contains information that includes or is based upon forward-looking statements within the meaning of the Federal securities laws. Forward-looking statements give expectations or forecasts of future events, and can be identified by the fact that they relate to future actions, performance or results rather than strictly to historical or current facts. Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, and are not guarantees of future performance. Among the general factors that could cause actual results to differ materially from estimated results are those listed in periodic reports filed by Unitrin with the Securities and Exchange Commission (the "SEC"). No assurances can be given that the results contemplated in any forward-looking statements will be achieved at all or in any particular timetable, and Unitrin assumes no obligation to publicly correct or update any forward-looking statements as a result of any subsequent developments. However, readers are advised to consult any further disclosures Unitrin makes on related subjects in its SEC filings.

Unitrin is a diversified insurance holding company, with subsidiaries that provide life, health, auto, homeowners and other insurance products for individuals and small businesses.

Unitrin's principal businesses are:

- Kemper (1), which provides auto, homeowners and other insurance products to individuals through a network of independent agents,

- Unitrin Direct, which markets auto and homeowners insurance to consumers via direct mail, the Internet and employer-sponsored employee benefit programs and other affinity relationships,

- Unitrin Specialty, which provides auto insurance through a network of independent agents and brokers to individuals and small businesses which have had difficulty procuring insurance through traditional channels, usually due to adverse driving records or claim or credit histories, and

- Unitrin's Career Agency Companies, which specialize in the sale of life insurance products to persons of modest incomes through a network of employee agents.

(1) Unitrin uses the registered trademark "Kemper" under license, for personal lines insurance only, from Lumbermens Mutual Casualty Company, which is not affiliated with Unitrin.

Additional information about Unitrin, including a copy of its Annual Report on Form 10-K for the year ended December 31, 2009, is available by visiting its website (www.unitrin.com).

Unitrin, Inc.

Frank J. Sodaro, (312) 661-4930

Investor.relations@unitrin.com